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                                                                    Exhibit 23.1


                        CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Maguire Properties, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-8 dated June 27, 2003 of our reports on the consolidated balance sheet of Maguire Properties, Inc. and subsidiaries as of December 31, 2002; the combined financial statements of the Maguire Properties Predecessor as of December 31, 2002 and 2001, and for each of the years in the three-year period ended December 31, 2002; the consolidated financial statements of Bunker Hill Equity, LLC and subsidiaries, the combined financial statements of North Tower Manager, LLC and North Tower Member, LLC, and the consolidated financial statements of Maguire Partners - Glendale Center, LLC and subsidiary as of December 31, 2002 and 2001, and for each of the years in the three-year period ended December 31, 2002; the financial statements of Maguire Partners - South Tower, LLC as of December 31, 2001, and for the period from January 1, 2002 through September 13, 2002 and for each of the years in the two-year period ended December 31, 2001; the financial statements of Maguire Thomas Partners - Fifth & Grand, Ltd. and Maguire Thomas Partners - Treptow Development Company for the period from January 1, 2000 through December 20, 2000; and the combined statement of revenue and certain expenses of Cerritos Corporate Center Phase I and Phase II for the year ended December 31, 2002; which reports appear in the registration statement on Form S-11 of Maguire Properties, Inc. (No. 333-101170) dated June 24, 2003.

                                            [KPMG LLP]

Los Angeles, California
June 26, 2003